Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES

DEFINITIVE AGREEMENT

TO ACQUIRE SSI CONTROLS TECHNOLOGIES

Wallingford, Connecticut, November 27, 2018. Amphenol Corporation (NYSE: APH) announced today that it has entered into a definitive agreement to acquire SSI Controls Technologies (“SSI”), the sensor manufacturing division of SSI Technologies, Inc., for approximately $400 million (subject to customary closing adjustments) plus a performance-related contingent payment.  The transaction is subject to certain regulatory approvals and other customary closing conditions and is expected to close by early 2019.

SSI is a leading designer and manufacturer of sensors and sensing solutions for the global automotive and industrial markets, with annual sales of approximately $180 million.  Headquartered in Janesville, Wisconsin, SSI operates manufacturing facilities in Wisconsin, USA, as well as in the Czech Republic, and employs approximately 900 people worldwide.

“We are extremely pleased to announce this agreement to add SSI to the Amphenol family,” said R. Adam Norwitt, Amphenol’s President and CEO. “We believe that SSI’s product offerings are uniquely complementary to our existing offerings and represent a significant long-term growth opportunity driven by the expansion of electronics across a broad set of applications in the automotive and industrial markets.  We look forward to working in partnership with SSI’s experienced management team to deliver additional high technology solutions to our customers.”

“Consistent with our acquisition strategy and assuming a continuation of current economic conditions, we expect the SSI acquisition to be accretive to earnings per share in the first year post acquisition.”

Amphenol will provide further information regarding the acquisition at its regularly scheduled quarterly earnings call to discuss Fourth Quarter earnings scheduled for January 23, 2019.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2017, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.